Exhibit 4.3

NOTE GUARANTY INSURANCE POLICY

OBLIGATIONS:	$2,500,000,000 POLICY NUMBER: 483491
Capital One Auto Finance Trust 2006-B
Asset Backed Notes, Series 2006-B
Class A-1 Notes, Class A-2 Notes,
Class A-3-A Notes, Class A-3-B Notes and Class A-4 Notes

MBIA Insurance Corporation (the “Note Insurer”), in consideration of the payment of the premium and subject to the terms of this Note Guaranty Insurance Policy (this “Policy”), hereby unconditionally and irrevocably guarantees to any Noteholder that an amount equal to each full and complete Insured Payment will be received from the Note Insurer by JPMorgan Chase Bank, or its successors, as Indenture Trustee for the Noteholders (the “Indenture Trustee”), on behalf of the Noteholders, for distribution by the Indenture Trustee to each Noteholder of each Noteholder’s proportionate share of the Insured Payment. The Note Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are received by the Indenture Trustee, whether or not such funds are properly applied by the Indenture Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations, unless such acceleration is at the sole option of the Note Insurer.

Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of any person for withholding taxes, if any (including interest and penalties in respect of any such liability).

The Note Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Fiscal Agent (as described below) of (i) a certified copy of the order requiring the return of a preference payment, (ii) an opinion of counsel satisfactory to the Note Insurer that such order is final and not subject to appeal, (iii) an assignment in such form as is reasonably required by the Note Insurer, irrevocably assigning to the Note Insurer all rights and claims of the Noteholder relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to effect the appointment of the Note Insurer as agent for such Noteholder in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Note Insurer, provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Noteholder and not to any Noteholder directly unless such Noteholder has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Noteholder.

The Note Insurer will pay any Deficiency Amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Deficiency Amount is due or the second Business Day following receipt in New York, New York on a

Business Day by U.S. Bank Trust National Association, as Fiscal Agent for the Note Insurer or any successor fiscal agent appointed by the Note Insurer (the “Fiscal Agent”) of a Notice (as described below); provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Fiscal Agent is not in proper form or is otherwise insufficient for the purpose of making claim hereunder, it shall be deemed not to have been received by the Fiscal Agent for purposes of this paragraph, and the Note Insurer or the Fiscal Agent, as the case may be, shall promptly so advise the Indenture Trustee and the Indenture Trustee may submit an amended Notice.

Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Fiscal Agent to the Indenture Trustee on behalf of the Noteholders by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Indenture Trustee for the payment of such Insured Payment and legally available therefor.

The Fiscal Agent is the agent of the Note Insurer only, and the Fiscal Agent shall in no event be liable to Noteholders for any acts of the Fiscal Agent or any failure of the Note Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under this Policy.

Subject to the terms of the Indenture (as described below), the Note Insurer shall be subrogated to the rights of each Noteholder to receive payments under the Notes to the extent of any payment by the Note Insurer under the Policy.

As used herein, the following terms shall have the following meanings:

“Business Day” means any day other than a Saturday or a Sunday; or a day on which banking institutions in the states of Delaware, California, Texas, Virginia or New York, or in the state in which the Corporate Trust Office of the Indenture Trustee is located, are authorized or obligated by law, executive order or government decree to be closed.

“Deficiency Amount” means, with respect to any Payment Date, the sum of (i) the excess, if any, of (a) the Accrued Note Interest over (b) the sum of amounts available for payment from the Collection Account and all amounts then on deposit in the Reserve Account as of such Payment Date (after giving effect to all payments pursuant to clauses (1) through (3) of Section 4.4(a) of the Sale and Servicing Agreement or, with respect to any Payment Date after an acceleration of the maturity of the Notes following an Event of Default, clauses (i) through (iii) of Section 5.4(b) of the Indenture), (ii) the excess, if any, of (a) the First Allocation of Principal over (b) the sum of amounts available for payment from the Collection Account and all amounts then on deposit in the Reserve Account as of such Payment Date (after giving effect to all payments pursuant to clauses (1) through (5) of Section 4.4(a) of the Sale and Servicing Agreement or, with respect to any Payment Date after an acceleration of the maturity of the Notes following an Event of Default, clauses (i) through (v) of Section 5.4(b) of the Indenture), and (iii) the Note Balance of each Class of Notes on its respective Final Scheduled Payment Date to the extent unpaid pursuant to clause (ii) above.

“Indenture” means the Indenture dated as of August 4, 2006 between the Issuer and JPMorgan Chase Bank, N.A. as the Indenture Trustee, without regard to any amendment or supplement thereto unless such amendment or supplement has been approved in writing by the Note Insurer.

“Insured Payment” means the sum of (i) as of any Payment Date, any Deficiency Amount and (ii) any Preference Amount.

“Noteholder” means each Holder of a Note (as defined in the Sale and Servicing Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicable Notes to payment thereunder.

“Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by facsimile substantially in the form of Exhibit A attached to this Policy, the original of which is subsequently delivered by registered or certified mail, from the Indenture Trustee specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

“Preference Amount” means any amount previously paid to Noteholders on the Notes that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time in accordance with a final nonappealable order of a court having competent jurisdiction.

“Sale and Servicing Agreement” means the Sale and Servicing Agreement dated as of August 4, 2006 by and among the Issuer, the Seller, JPMorgan Chase Bank, N.A. as the Indenture Trustee and Capital One Auto Finance, Inc. as the Servicer.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Sale and Servicing Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Sale and Servicing Agreement unless such amendment or modification has been approved in writing by the Note Insurer.

Any notice hereunder or service of process on the Fiscal Agent may be made at the address listed below for the Fiscal Agent or such other address as the Note Insurer shall specify in writing to the Indenture Trustee.

The notice address of the Fiscal Agent is 15th Floor, 61 Broadway, New York, New York 10006, Attention: Municipal Registrar and Paying Agency, or such other address as the Fiscal Agent shall specify to the Indenture Trustee in writing.

This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

No defenses, set-offs and counterclaims of any kind available to the Note Insurer so as to deny payment of any amount due in respect of this Policy will be valid and the Note Insurer hereby waives and agrees not to assert any and all such defenses (including fraud in inducement or fact or any other circumstances that would have the effect of discharging a surety at law or in equity), set-offs and counterclaims, including, without limitation any such rights acquired by subrogation, assignment or otherwise.

The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.

IN WITNESS WHEREOF, the Note Insurer has caused this Policy to be executed and attested this 4th day of August, 2006.

MBIA INSURANCE CORPORATION

By	/s/ Neil J. Budnick
President

Attest:

By	/s/ Stephanie Taylor Ciavarello
Assistant Secretary

EXHIBIT A

TO NOTE GUARANTY INSURANCE POLICY

NUMBER: 483491

NOTICE UNDER NOTE GUARANTY

INSURANCE POLICY NUMBER: 483491

U.S. Bank Trust National Association., as Fiscal Agent

    for MBIA Insurance Corporation

61 Broadway, 15th Floor

New York, NY 10006

Attention: Municipal Registrar and

                        Paying Agency

MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

The undersigned, a duly authorized officer of JP Morgan Chase Bank, N.A. as indenture trustee (the “Indenture Trustee”), hereby certifies to U.S. Bank Trust National Association (the “Fiscal Agent”) and MBIA Insurance Corporation (the “Note Insurer”), with reference to Note Guaranty Insurance Policy Number: 483491 (the “Policy”) issued by the Note Insurer in respect of the $2,500,000,000 Capital One Auto Finance Trust 2006-B, Asset Backed Notes, Series 2006-B, Class A-1 Notes, Class A-2 Notes, Class A-3-A Notes, Class A-3-B Notes and Class A-4 Notes (the “Obligations”), that:

(i) the Indenture Trustee is the indenture trustee under the Indenture dated as of August 4, 2006 between Capital One Auto Finance Trust 2006-B as Issuer and JPMorgan Chase Bank, as Indenture Trustee for the Noteholders;

(ii) the Deficiency Amount for the Payment Date occurring on [            ] (the “Applicable Payment Date”) is $[            ] (the “Deficiency Amount”);

(iii) the amount of previously distributed payments on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction is $ [            ] (the “Preference Amount”);

(iv) the total Insured Payment due is $ [            ], which amount equals the sum of the Deficiency Amount and the Preference Amount;

(v) the Indenture Trustee is making a claim under and pursuant to the terms of the Policy for the dollar amount of the Insured Payment set forth in (ii) above to be applied to the payment of the Deficiency Amount on the Obligations for the Applicable Payment Date in accordance with the Sale and Servicing Agreement and for the dollar amount of the Insured Payment set forth in (iii) above to be applied to the payment of any Preference Amount; and

(vi) the Indenture Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy: [INDENTURE TRUSTEE’S ACCOUNT].

Any capitalized term used above in this Notice and not otherwise defined herein shall have the meaning assigned thereto in the Policy.

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

IN WITNESS WHEREOF, the Indenture Trustee has executed and delivered this Notice under the Policy as of the [            ] day of [            ].

JPMorgan Chase Bank, N.A. as Indenture Trustee

By	___________________________________________
Title	___________________________________________

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